Exhibit 11

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of January 7, 2009, by and among Stilwell Value Partners III, L.P. ("SVP III"), and Stilwell Associates, L.P. ("Associates" and, together with SVP III, "SVP") each a Delaware limited partnership with offices at 26 Broadway, 23rd floor, New York, New York 10004, and Larry G. Swets, residing at 306 N. Maple, Itasca IL 60143 (the "Optionee").

WHEREAS, SVP owns 4,975,000 shares of the Common Stock (the "Common Stock") of Kingsway Financial Services Inc. ("KFS"); and

WHEREAS, Optionee has been appointed to the Board of Directors of KFS (the "Board"); and

WHEREAS, SVP wishes to grant an option to Optionee to purchase up to an aggregate of 200,000 shares of the Common Stock owned by SVP (the "Option Shares"), of which SVP III will contribute 100,000 Option Shares and Associates will contribute 100,000 Option Shares; and

WHEREAS, SVP and Optionee agree to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Option. Effective January 7, 2009, SVP grants to the Optionee the right and option (the "Option") to purchase all or any part of the Option Shares on the terms and conditions set forth herein.

2. Purchase Price. The Option is divided into two equal tranches, with the purchase price of the first tranche (100,000 Option Shares) set at US$5.68 per Option Share (the "First Tranche Purchase Price") and the purchase price of the second tranche (100,000 Option Shares) set at US$13.00 per Option Share (the "Second Tranche Purchase Price" and, together with the First Tranche Purchase Price, the "Purchase Price"), in each case subject to adjustment as provided in Section 7 below.

3. Exercisability of the Option.

(a)      Subject to Sections 3(b), 3(c) and 3(e), the Option will become exercisable in five cumulative installments as follows:

(i)        The first installment consists of 20% of each tranche covered by the Option and will become exercisable on January 7, 2010.

(ii)       The second installment consists of 20% of each tranche covered by the Option and will become exercisable on January 7, 2011.

(iii)      The third installment consists of 20% of each tranche covered by the Option and will become exercisable on January 7, 2012.

(iv)      The fourth installment consists of 20% of each tranche covered by the Option and will become exercisable on January 7, 2013.

(v)       The fifth installment consists of 20% of each tranche covered by the Option and will become exercisable on January 7, 2014.

(b)       The Option will terminate and not become exercisable as to any installment which has not become exercisable prior to the date that Optionee is no longer available to serve as a director of KFS for any reason. For purposes of this Agreement, "available" means that (a) Optionee is eligible and willing to be nominated and to serve as a director of KFS, whether or not Optionee is actually nominated, appointed, elected, or re-elected as a director of KFS, and (b) Stilwell has not notified Optionee that he no longer wishes to seat Optionee as a director.

(c)       Notwithstanding Sections 3(a) and 3(b), the Option will become fully and immediately exercisable upon the first to occur of the following events:

(i)        the filing of an amendment to SVP's Schedule 13D reporting beneficial ownership of less than 5% of the outstanding Common Stock;

(ii)       delivery of notice by SVP III or Associates, or both, of intent to sell all shares of Common Stock held by such party or parties (in this case, only the portion of the Option granted by the party(ies) delivering notice shall be deemed to have been automatically exercised);

(iii)       the acquisition by a third party of shares of Common Stock equaling 50% or more of the outstanding Common Stock; and

(iv)	the death or permanent disability of Optionee.

(d)       Once the Option becomes exercisable pursuant to Section 3(a) or 3(c), it will remain exercisable until it becomes unexercisable under Section 3(e).

(e)       The Option may not be exercised to any extent by anyone after January 7, 2016 or one year following the date of Optionee's death, whichever occurs first.

4	Method of Exercising Option.

(a)       The Optionee may exercise the Option in whole or in part (to the extent that it is exercisable in accordance with its terms), any number of times, by giving written notice to SVP, specifying therein the number of Option Shares of each tranche which the Optionee then elects to purchase or with respect to which the Option is being exercised, accompanied by payment of the full Purchase Price

2

for the Option Shares being purchased. Any notice of exercise, accompanied by such payment, shall be delivered to SVP at its principal business office. The date on which the notice is given to SVP is hereinafter referred to as the "Date of Exercise." In no event may the Option granted hereunder be exercised for a fraction of an Option Share.

(b)       The Optionee may pay the Purchase Price in one of the following manners:

(i)        Cash Exercise. The Optionee shall deliver the Purchase Price to SVP in cash or by certified check or bank check or wire transfer of immediately available funds.

(ii)       Cashless Exercise. The Optionee shall surrender this Option to SVP together with a notice of cashless exercise, in which event SVP shall issue to the Optionee the number of Option Shares determined as follows:

X = (Y* (A-B))/A

where:

X = the number of Option Shares to be issued to the Optionee;

Y = the number of Option Shares of a given tranche with respect to which this Option is being exercised;

A = the average of the Closing Sale Prices of the Common Stock for the following five (5) days: the two (2) trading days immediately prior to the Date of Exercise, the Date of Exercise, and the two (2) trading days immediately following the Date of Exercise. Closing Sale Price shall mean on any particular date the closing sale price per share of Common Stock on such date on the New York Stock Exchange (or, if the Common Stock does not trade on the New York Stock Exchange on the Date of Exercise, such other stock exchange or quotation system on which the Common Stock then trades) or, if there is no such price on such date, then the closing sale price on the New York Stock Exchange (or, if the Common Stock does not trade on the New York Stock Exchange on the Date of Exercise, such other stock exchange or quotation system on which the Common Stock then trades) on the date nearest preceding such date. If appropriate, the Purchase Price may be converted into Canadian dollars at the prevailing exchange rate on the Date of Exercise.

B = the Purchase Price of the given tranche (as adjusted to the date of such calculation).

3

(c)       As soon as practicable after receipt by SVP of a notice of exercise and of payment in full of the Purchase Price of all the Option Shares with respect to which the Option has been exercised, SVP shall transfer the Option Shares being purchased to the Optionee.

(d)       At SVP's election in its sole discretion, in lieu of transferring the Option Shares to Optionee in exchange for the Purchase Price in the case of a Cashless Exercise, SVP may pay to Optionee in cash the amount calculated by multiplying the number of Option Shares as to which the Option is being exercised by the excess of "A" over "B", in each case as defined in Section 4(b)(ii) above.

5.         Adjusted Option Shares. The number of Option Shares granted hereunder shall be reduced by an amount equal to fifty percent (50%) of the value of all common stock options and common stock grants received by Optionee from KFS as of the Exercise Date; the number of Option Shares resulting after computing the foregoing reduction shall be referred to hereinafter as the “Adjusted Option Shares”. Each tranche of the Option Shares shall be reduced proportionately. By way of illustration, the Adjusted Option Shares with respect to options on shares received from KFS is determined as follows: Assume (for ease of illustration) the Purchase Price hereunder is $10.00 and the Purchase Price on options on shares received from KFS is $14.00. Assume (for ease of illustration) the number of Option Shares granted hereunder is 2,000 and the number of Option Shares received from KFS is 1,000. Assume the value of “A” used in the equation in Section 4(b)(ii) above is $20.00. Under this illustration, the adjustment value (“Adjustment Value”) shall equal 50% of $6.00 ($6.00 being the value of the options received from KFS on the Exercise Date), or $3.00 per share. To further calculate the Adjusted Option Shares, subtract the product of the Adjustment Value and the number of Option Shares received from KFS from the product of the assumed Purchase Price hereunder and the assumed number of Option Shares granted hereunder. Thus,

($10*2,000) – ($3*1,000) = $20,000 - $3,000 = $17,000.

Divide the resulting figure by the assumed Purchase Price hereunder, yielding the Adjusted Option Shares:

$17,000/$10 = 1,700 shares

To determine the Adjusted Option Shares with respect to shares received by the Optionee from KFS, use the above formula except that the Adjustment Value shall equal 50% of the market price of any shares received by the Optionee from KFS as of the Exercise Date.

Stock options and shares granted by KFS which have not become exercisable or vested shall not be considered in determining the Adjusted Option Shares. Additionally, in no case shall the Adjusted Option Shares result in a negative amount whereby Optionee would owe anything to SVP.

4

6.         Automatic Exercise or Termination of Option. The Option, to the extent it has become exercisable and has not previously been exercised, shall be deemed (as to the portion of the Option which has become exercisable) to have been exercised in full on the first to occur of any of the following events:

(a) the filing of an amendment to SVP's Schedule 13D reporting beneficial ownership of less than 5% of the outstanding Common Stock;

(b) delivery of notice by SVP III or Associates, or both, of intent to sell all shares of Common Stock held by such party or parties (in this case, only the portion of the Option granted by the party(ies) delivering notice shall be deemed to have been automatically exercised);

(c) the acquisition by a third party of shares of Common Stock equaling 50% or more of the outstanding Common Stock; and

(d) the death or permanent disability of Optionee.

For purposes of this Section 6, the Exercise Date shall be the day following the specified event. For purposes of this Section 6, if "A" is equal to or less than "B," in each case as defined in Section 4(b)(ii) above, the Option (or portion thereof specified in Section 6(b)) shall instead be terminated and cease to be exercisable.

7.         Adjustments. If, prior to the exercise of any portion of the Option, KFS shall have effected one or more stock splits, reverse stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or similar events, the number of Option Shares subject to this Option and the Purchase Price shall be equitably adjusted as determined by SVP in good faith. SVP shall give prompt notice of each adjustment or readjustment of the Purchase Price and the number of Option Shares to the Optionee.

8.         Restrictions. The holder of this Option, by acceptance hereof, represents, warrants and covenants that this Option and the right to purchase the Option Shares is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may, at any time and from time to time, transfer all or any part of his rights under this Option and the right to purchase the Option Shares in accordance with the terms of this Option Agreement to his spouse or children, or to a trust created by the Optionee for the benefit of the Optionee or his immediate family or to a corporation or other entity controlled by the Optionee and in which the Optionee or members of his immediate family beneficially own all of the economic interests.

9.         No Rights as Optionee. Nothing contained herein shall be construed to confer upon the Optionee any right to be nominated by the Stilwell Group to the Board or, if elected, to continue to serve on the Board.

10.       Withholding. In the event that the Optionee elects to exercise this Option or any part thereof, and if SVP shall be required to withhold any amounts by reason of

5

any federal, state or local tax laws, rules or regulations in respect of the issuance of Option Shares to the Optionee pursuant to the Option, SVP shall be entitled to deduct and withhold such amounts from any payments to be made to the Optionee. In any event, the Optionee shall make available to SVP promptly when requested by SVP sufficient funds to meet the requirements of such withholding; and SVP shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to SVP out of any funds or property due or to become due to the Optionee. Notwithstanding the foregoing, the Optionee may request SVP not to withhold any or all of the amounts otherwise required to be withheld; provided that the Optionee provides SVP with sufficient documentation as may be required by federal, state or local tax laws, rules or regulations supporting his request that such amount is not required to be withheld, in which case SVP may, in its reasonable discretion, reduce such withholding amounts to the extent permitted by applicable laws, rules and regulations.

11.       Validity and Construction. This Option shall be governed by and construed and enforced in accordance with the laws of the State of New York.

12.       Amendment. This Agreement may be amended only in a writing signed on behalf of SVP and the Optionee.

13.       Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to SVP, at its office address set forth at the beginning of this Agreement, Attention: Mr. Joseph Stilwell, or at such other address as SVP by notice to the Optionee may designate in writing from time to time; and if to the Optionee, at his address set forth at the beginning of this Agreement, or at such other address as the Optionee by notice to SVP may designate in writing from time to time. Notices shall be effective upon receipt.

14.       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, assigns and representatives, any rights, remedies, obligations or liabilities.

15.       Reservation and Ownership of Option Shares. At all times during the period the Option is exercisable, SVP shall own and make available for transfer on exercise of the Option a number of shares of Common Stock necessary to satisfy its obligations under the terms of this Agreement.

[signature page follows]

6

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date set forth above.

STILWELL VALUE PARTNERS III, L.P.
	By:	STILWELL VALUE LLC General Partner
	By:	/s/ Joseph Stilwell
Joseph Stilwell Managing and Sole Member

STILWELL ASSOCIATES, L.P.
	By:	Stilwell Value LLC General Partner

	By:	/s/ Joseph Stilwell
Joseph Stilwell Managing and Sole Member

ACCEPTED:
/s/ Larry G. Swets
Larry G. Swets

7